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The following is a transcript of a conference call held on November 30, 2006 announcing Intuit Inc.’s definitive agreement to acquire Digital Insight Corporation.

Good morning. My name is Patty and I will be your conference facilitator today. At this time I would like to welcome everyone to the Intuit Digital Insight conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. (OPERATOR INSTRUCTIONS).

With that I will now turn to call over to Bob Lawson, Intuit’s Vice President of Investor Relations and Financial Planning and Analysis. Mr. Lawson?

Good morning, and thank you for joining us for this exciting announcement. I’m here with Steve Bennett, Intuit’s President and Chief Executive Officer, Intuit’s CFO, Kiran Patel, Jeff Stiefler, Chairman, President and CEO of Digital Insight, and Paul Pucino, CFO of Digital Insight.

Before we get started, I’d like to remind everyone that our remarks will include forward-looking statements. There are a number of factors that could cause Intuit’s results to differ materially from our expectations. You can learn more about these risks in the press release we issued earlier this morning, and in Intuit and Digital Insight Forms 10-Q, 10-K and our other SEC filings. Those documents are available on the Investor Relations page of Intuit’s website at intuit.com, or Digital Insight’s website at digitalinsight.com. We assume no obligation to update any forward-looking statement.

After this call concludes, a copy of our prepared remarks will be available on our web site.

Steve Bennett

Hello everyone. Thanks for joining us as we enter the next chapter in Intuit’s growth story, with the planned acquisition of Digital Insight. This transaction will bring together Digital Insight, a leading provider of online banking services to financial institutions and Intuit, the leading provider of financial software to millions of small businesses and consumers.

As we get started, let me share my perspective about why we’re so enthusiastic about this acquisition.

This transaction is all about increasing revenue growth rates… Digital Insight’s and ultimately Intuit’s… by enabling financial institutions to reap greater benefits from online banking. How? By dramatically improving online banking capabilities and ease of use so financial institutions attract more new users and generate more revenue from existing clients.

Here are some key thoughts on where we see growth coming from…

- Powerful, expanded functionality specifically for small businesses…most of whom are not well-served by today’s online banking offerings.

- Integrating leading small business solutions like QuickBooks Online Edition, Payroll and Payments to make it easier for small business customers to do mission critical tasks.

- Enhanced consumer solutions by combining key elements of the functionality of Quicken and online banking.

- Finally… we believe that as we change the game in online banking solutions, we will raise the bar and become the logical choice for more financial institutions.

We aim to build a business case where outsourcing to Intuit is a better solution and generates more value than what financial institutions can build or license themselves.

Let’s talk about how this fits into the bigger picture at Intuit. Intuit’s strategy for growth is to be in good businesses with strategies to win… growth businesses, high profit businesses and attractive new markets with large unmet/underserved needs that we can solve well.

We then apply customer-driven innovation to solve important customer problems… with right for me solutions that are easier and a better value than other alternatives.

Digital Insight clearly fits our strategy. It’s a growth business with a strategy to win in an expanding category. Yet … like in small business and tax… there are large unmet/underserved needs that we can solve well by combining the strengths of both companies.

Let’s talk for a second about those strengths…we have broad reach and large customer bases… together we currently serve more than 5000 financial institutions, more than 25 million consumers, and nearly 7 million small businesses.

The acquisition combines Intuit’s core competence of customer-driven innovation, strong brands and leadership in small business and consumer products and services with Digital Insight’s best-in-class distribution and OnDemand model.

We’ve been working as partners during the past year to pursue the online banking opportunity. Despite the fact that online banking is growing, today’s solutions don’t meet the needs of most small businesses and many consumers. We see that as a big opportunity.

Intuit research indicates that 22 million “small and simple” businesses are looking for an easier solution to invoicing and managing cash flow… in fact… millions of small businesses are still using pencil and paper to do these mission critical tasks… and they don’t like their method. indicated by a Net Promoter score of negative 74.

Our research also indicates that both consumers and small business are embracing online banking due to its inherent ease-of-use from zero-data-entry and real-time display of balances and transactions. These characteristics drive its popularity—a Net Promoter score of 43 among small and simple businesses, for example.

Intuit’s skills will build on these online banking strengths, integrating with the work flows and extending the functionality to bring more value to consumers. For example, helping them predict their household cash flow and maximize the amount they can save each month, features of today’s Quicken desktop software that have gained it a large and loyal following of 15 million users.

So what’s in this for financial institutions? By partnering with Intuit to offer more compelling online banking solutions for their small business and consumer customers, financial institutions will benefit in several ways.

Financial institutions tell us that online banking capability is important strategically… it helps them acquire and retain customers. Online banking customers are less likely to change banks, have a lower cost to serve, and generate more revenue than other customers. They are looking for strong partners that can help them win in the marketplace.

That’s what Intuit wants to do. We want to be even stronger partners with financial institutions to deliver next generation online banking solutions that accelerate adoption rates and to create additional services that better serve their customers and create additional revenue opportunities.

What’s in it for Intuit? The acquisition of Digital Insight will create a sizeable third engine to accelerate Intuit’s long-term growth and will strengthen our mix of recurring revenue and software-as-a-service.

We have the opportunity and plan to work very hard to supercharge an already growing online banking market.

Before we get into more details, I’ll turn the call over to Jeff for his thoughts.

Jeff Stiefler

Thanks, Steve.

This is really a remarkable day in the history of what has been a remarkable company. Since its founding 11 years ago, Digital Insight has been focused around the core belief that the online channel would become the most important delivery channel for financial services and that we could lead the development of online delivery for banks and credit unions.

We have leveraged that belief into a business that is, by any qualitative or quantitative measure, the industry leader. We are the outsourced provider of internet banking services to 1,760 financial institutions and the 38 million customers they serve. More than 7 million of those customers use our online banking services and 1.7 million pay their bills online. 90% of our revenue is recurring, billed monthly, and secured by long-term contracts and our operating systems and infrastructure are highly scalable and leveragable. As a result, we have delivered consistent and rapid top and bottom line growth, expanding margins, and significant cash flow for the past 11 years.

And our prospects for future growth have never been brighter. The market for online banking and bill pay is still at an early development stage. We believe that if we do nothing more than drive higher adoption of online banking and bill pay usage within our base of existing financial institution clients, we will have an exciting growth business. Like most of Intuit’s businesses, our primary competitor—and opportunity—is non-consumption.

Beyond driving adoption, we have built the industry’s preeminent distribution channel to community and regional financial institutions. We’re beginning to leverage that asset by partnering with providers of other financial technology solutions to deliver new capabilities to our clients. And we’re adding new and larger financial institution clients at a faster rate than ever before, many of which we’re signing in partnership with core processors, with whom we’ve built very effective working relationships.

Given this record of success and positive outlook, the obvious question is: “Why not continue to operate independently?” The answer is deceptively simple: We decided that we would be better able to serve the needs of our clients by joining forces with the right partner than we could on our own and that the right partner was Intuit.

We believe that, together, Intuit and Digital Insight have an unmatched combination of assets and competencies that will allow us to lead the development and delivery of next generation online banking. There are a number of particularly valuable elements to this combination, including:

•	DI’s delivery system and Intuit’s financial management content;

•	DI’s deep knowledge of and strong reputation with financial institutions and Intuit’s strong brand franchise with consumers and small businesses

•	DI’s ability to build and manage big, complex operating systems and Intuit’s ability to build and deliver simple, easy-to-use solutions

It is precisely this set of capabilities that is required to deliver next generation online banking which will be characterized, we believe, by several attributes: (1) a personalized, intelligent user experience that looks and feels much more like Amazon or E-Bay than today’s financial institutions; (2) highly customized, segment-specific solutions to end users’ most important problems (3) delivery systems that can be tailored to meet the needs of different sizes and types of financial institutions and (4) actionable management information and decision support tools that help financial institution clients compete and win.

To the degree we can lead this evolution, which I believe we can do with Intuit far better than we could do on our own, we can create competitive advantage for our clients. To the degree we do that, we will be able to create the next wave of growth for our business. That was the first consideration in our decision process.

The second, and equally important consideration, related to our beliefs about organizational compatibility—the “social issues”. We really have a tremendous advantage here relative to most transactions. As Steve mentioned, we’ve been working together during the past year on what we believe is a “killer app” for the segment of 22 million small businesses with “small and simple” needs. This effort has given us the opportunity to build a very high level of mutual trust and respect between the two organizations and persuade ourselves that we have the kind of common culture and value systems required for the building of effective, long-term working relationships.

In short, I and my Digital Insight colleagues could not be more excited or enthusiastic about becoming part of Intuit. This is really a great day for all of us.

With that, I’ll turn things back to Steve.

Steve Bennett

Thanks Jeff. You can see why we’re so excited about this announcement. And why I’m thrilled to have Jeff and his terrific team join Intuit. Before I get to closing thoughts Kiran will walk through some of the transaction details.

Kiran Patel

Thanks Steve.

As we said in our press release earlier this morning, Intuit and Digital Insight have signed a definitive agreement for Intuit to acquire Digital Insight. Under the terms of the agreement, Intuit will pay $39 per share in cash. The total purchase price is approximately $1.35 billion on a fully-diluted basis.

The transaction is subject to regulatory review, Digital Insight shareholder approval and other customary closing conditions.

The transaction is expected to close during the first quarter of calendar 2007, at which time we will update our financial guidance to reflect the impact of Digital Insight on Intuit revenue and earnings.

We expect the acquisition to be two to three cents per share dilutive in fiscal 2007, slightly accretive in fiscal 2008 and even more accretive longer-term.

As Steve mentioned earlier, the synergies in this transaction are all about growth. We believe they will come in several forms… more financial institutions selecting the Digital Insight offering… higher adoption of online banking from existing FI clients… and higher cross sell of existing Intuit offerings through the Digital Insight platform

We plan to finance the transaction with a combination of existing cash balances and up to $1 billion of debt financing. We believe this represents an efficient deployment of capital given our balance sheet and strong cash flow generation. There are no financing contingencies and we have bridge commitments in place with lenders.

Now, I’ll turn the call back to Steve for his final thoughts.

Steve Bennett

Thanks Kiran. I hope you have a better understanding of why we’re so enthusiastic about this acquisition.

I’m excited about the long term growth opportunities in Small Business and Tax … now Digital Insight gives us a significant third growth engine… Financial Institutions. We also believe that if we are able to solve important problems well in healthcare, we have the possibility to create a fourth growth engine.

Thanks for being with us today… now let’s get to your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Bryan Keane of Prudential.

Bryan Keane —Prudential—Analyst

Good morning. Just thinking about Digital Insight and their many distribution agreements with FiServe, CheckFree, Metavante and others, do you think their — any of those relationships change going forward and have you talked to some of those distribution vendors?

Jeff Stiefler —Digital Insight—Chairman, President and CEO

This is Jeff Stiefler. We have two kinds of agreements with third parties. One set is distribution agreements with primarily core processors and the second are a set of product partnerships where we act as resellers for a variety of other financial technologies. The core processors, the FiServes, Fidelitys, Metavantes of the world we have very effective long-standing relationships with. We see those players as benefiting from this transaction as we bring new functionality, new capabilities to them and to their clients. We have talked with most of the major players about a project that we’re working on jointly which they are very excited about. We obviously did not talk with them directly about this transaction but my belief is that they will view this as a net positive.

As it relates to CheckFree, we are a partner with them in selling their bill pay services. We are very large and important partner to them as they are to us. Again, we believe that this will be anywhere from neutral to positive for them.

Bryan Keane —Prudential—Analyst

Okay. When you think about this killer app you guys are building, I guess how would you charge for that and what is the revenue opportunity for that?

Jeff Stiefler—Digital Insight—Chairman, President and CEO

We are still working out specifically what the revenue model looks like. It is premature to talk about how we would price it or the size of the opportunity. We are starting from the ground up as we always do with understanding what customers need and how we can serve those needs. We are very comfortable that we have between us the set of capabilities to serve needs of this 22 million size segment of small businesses in a way that nobody else can today. And as we get further down the road we’ll figure out how we’re going to price it and market it.

Steve Bennett—Intuit—President and CEO

It’s safe to say I think, Jeff, that Bryan, that we will have some kind of rev share agreement between us, the financial institutions and the core processors as we go forward. But we will work through all those details and our focus is building as Jeff said, the killer app. The better the app is the more small businesses will want to use it because of the integration with online banking and we’ll figure out the economic part. We’re quite excited about the opportunity.

Bryan Keane—Prudential—Analyst

Okay, and just last question. Steve, Intuit typically owns the customer relationship. Is this kind of a different angle where you will share it or probably the bank I assume will want to own the relationships so you guys will almost be a reseller?

Steve Bennett—Intuit—President and CEO

I wouldn’t term it as a reseller. But I think you are right, this is a change. I think the logic here is very similar to the relationship we just announced with Google a few months ago with the concept being by integrating what we do and what a partner does into the workflow to make it easier for the end user will create real value for the end user. And I think the logic here is the same. By partnering with online banking, with financial institutions we will create solutions that are better for the small business or consumers and will create value for them which will help us accelerate revenue growth.

So I’d argue this is a new phase in our journey as opposed to selling TurboTax or QuickBooks directly but I think it actually has more leverage because we are combining the strengths of online banking with the strengths of Intuit. So we are quite excited about the prospects that this provides to create real value for financial institutions and for small businesses and consumers.

Bryan Keane—Prudential—Analyst

Okay, great. Thanks for the color and congratulations on the deal.

Steve Bennett—Intuit—President and CEO

Thank you.

Operator

Adam Holt of JPMorgan.

Adam Holt—JPMorgan—Analyst

Good morning and congratulations on the transaction.

Steve Bennett—Intuit—President and CEO

Thanks, Adam.

Adam Holt—JPMorgan—Analyst

My first question is for Jeff I guess. If you look at the way that your model has evolved over the last couple of years, bill pay has become a more important percentage of your revenue. I was wondering if you could first of all talk about bill pay as a percentage of your aggregate mix and how important you think that is to this deal going forward? And secondly, can you update us on where you are in terms of small business customers? The last number I saw was a little over 100,000.

Jeff Stiefler—Digital Insight—Chairman, President and CEO

Sure. As it relates to bill pay, it is a significant source of revenue and growth for the company. We see that continuing. As I mentioned in my remarks and certainly have talked with the guys who have followed DI, the number one growth opportunity we have is to increase adoption of bill pay usage within our already installed base. That opportunity hasn’t changed at all. But I think has been enhanced by this transaction in a couple of important ways.

We are at DI extremely good at some things and less good at others. One of the things we are less good at is marketing to end users. One of the things that Intuit is very good at is marketing to end users. I believe Intuit is better than we are today at building and delivering really simple easy to use segment specific solutions which are all things that can help us further drive penetration. But as we shared with investors before, the opportunity to drive higher adoption is extraordinary at our base.

We generate about four times the revenue from a bill pay customer that we generate from an Internet backing banking only customer. We have 1.7 million of them today out of 38 million potential end users which is good what if we did nothing other than drive that 1.7 million or the average penetration rate up to the level of our current best penetrated clients, we would take our revenue which this year will be $245-odd million and drive revenue north of $600 million just simply from driving higher bill pay adoption in our installed base.

So it is a tremendous opportunity for us. We see this as enhancing our ability to achieve that goal.

Steve Bennett—Intuit—President and CEO

You know, Adam, let me just build with that statistic around what Jeff just said. DI’s current penetration of their customer base on bill pay is 5%; the industry average is 15%; and leading banks, those on the leading edge of online bill pay are at 30%. So there’s a huge opportunity for growth right within through adoption rates within the existing 1760 financial institutions.

We think the real synergy though is in addition to that these new killer apps for small business which are generally dramatically underserved by today’s online banking solutions that are either built for consumers or enterprise customers. There really are not great online banking solutions targeted for small business. So we think that is the killer app that has a real opportunity to increase value for financial institutions and small businesses.

Adam Holt—JPMorgan—Analyst

If I could, I just had two follow-ups. The first is, you mentioned in your prepared comments that you all have been working together on solutions for the better part of a year. I was wondering if maybe you could walk us through what the catalyst was to move from a partnership to obviously a more formal agreement?

And then secondly, as you think about accretion targets for fiscal ‘08, is that predicated on an acceleration in Digital Insight’s current revenue run rate and growth rates?

Steve Bennett—Intuit—President and CEO

Let’s take the second one first. Look the thought here is this is all about growth. And that is why the synergies are a little bit longer in the future. In the short term there is actually some short-term negatives because there is not a lot of redundancy and there’s not a lot of cost opportunities. This is buying another growth engine for Intuit. And so the faster we grow revenue, the more the synergies will show up.

So I think it makes sense to be prudent in our guidance in the future in terms of how fast those synergies are going to come in. What we are saying is $0.02 to $0.03 negative in fiscal year ‘07, and slightly accretive in ‘08 and nicely accretive starting in ‘09 and ‘10. And so the answer is yes to your question. But we haven’t baked a lot of synergy revenue growth into the short term even in ‘08.

With respect to why did we get together. We have, if you remember at investor day, Brad Smith’s presentation about small business and small and simple and all the spreads you worked that we have done in the last year on this really underserved segment, it became increasingly apparent to Intuit that to win in the small and simple market of 22 million people we had to find a way to partner with online banking. Online banking is the along with Quicken in QuickBooks is the predominant financial management solution for many of these 22 million that we had — and in many cases because it was simple and widely accessible.

So it wasn’t us or them. It was how do we figure out how to work together and so to really penetrate this market plus the working relationship and the reaction we were getting from financial institutions from this killer app, we decided that this was a long-term very important strategic opportunity for us to continue our small-business leadership position. And so I think the strategic opportunity for us plus the cultural things that Jeff talked about and the way the teams work together led us to the path that it made sense to combine the companies.

Adam Holt—JPMorgan—Analyst

Great, thank you.

Operator

Greg Smith of Merrill Lynch.

Greg Smith—Merrill Lynch—Analyst

Good morning. For Steve first, what was more attractive about Digital Insight from a product versus distribution channel perspective?

Steve Bennett—Intuit—President and CEO

I think the whole company is. I think the leadership team, their relationships with financial institutions, their relationships with core processors, the market they are in. It’s a clear leadership in the outsourced opportunity. I think it is a premier company. We like to think of Intuit as a premier company, and Digital Insight is clearly a premier company. And I think it is the strength and online banking and the platform software as a service platform in a growth market that we felt by combining the strengths of our applications and their operating system and relationships and distribution that we could supercharge online banking and change the game.

We have a lot of execution work to make that happen but we know the market opportunity is there. The better we execute the faster we will supercharge the opportunity and change the game.

Greg Smith—Merrill Lynch—Analyst

Okay. And then is there any concern here the fact that Digital Insight primarily targets smaller banks and credit unions? Is there anything missing here as far as marketing into the very large financial institutions?

Steve Bennett—Intuit—President and CEO

We think that — Jeff and I have spent a bunch of time talking about this. I think in the future you have the 7 big large banks that are generally buyers and builders or assemblers. Then you’ve got people that outsource. I think the more compelling our offering is I think the more likelihood people will outsource this to us as opposed to license it from somebody else or build it themselves. And I think you will see us with modular offerings that might plug into larger financial institutions longer term.

So I think we are after all financial institutions which we’ll sell different value propositions based on their strategies for serving small businesses and consumers. I don’t know, Jeff, if you would add any thoughts to that?

Jeff Stiefler—Digital Insight—Chairman, President and CEO

Yes, I would add just a couple. One is that as you know, Greg, we’ve been migrating upstream for years very successfully and what we’re finding in the market is that increasingly large sized financial institutions are talking to us about outsourcing some or all of their online banking applications. And that threshold level has been climbing every year for a variety of exogenous reasons. So we see that happening.

Secondly, we have successfully now served a number of very large banks on the business banking side through capabilities we acquired with the Magnet acquisition. That business has now settled down and is operating quite well and so we have relationships with a number of the top 20 financial institutions in the country today. So we think we’ve got a base of understanding of that market and we think that market is coming toward us and not away from us.

Greg Smith—Merrill Lynch—Analyst

Okay. And how long I guess, Jeff for you, how long do you think it will take until you can really take what Intuit brings to the table and actually accelerate growth? Is this two years away? Something you can do in a matter of months? What do you really think there?

Jeff Stiefler—Digital Insight—Chairman, President and CEO

As Steve said, we are taking I think a prudent approach to predicting when we’ll start to see the fruits of that effort. We are saying we don’t see significant incremental ramp until fiscal year ‘09. We will certainly work as actively as we can to beat that targets. But I think within certainly the next couple of years we will have created the kind of cross pollination between the two organizations that are really — that is really necessary to optimize the common benefits. Personally I hope we get there faster. But I think from an expectation building point of view, that is probably about the right timeframe.

Greg Smith—Merrill Lynch—Analyst

Okay and then just two quick financial questions, Kiran, for you. The non-GAAP — I assume you are excluding stock comp, amortization? Are you also including any integration charges as well in there?

Kiran Patel—Intuit—CFO

That is correct. At this stage we don’t have any of those integration charges identified. So this is just excluding the FAS 123 costs and the ….

Steve Bennett—Intuit—President and CEO

Yes but we don’t — I think it’s safe to say we don’t expect any restructuring charges as the result of this transaction. So I think we will use the same definition of non-GAAP that we’ve used for the last 10 plus years and with absolutely no change to that.

Greg Smith—Merrill Lynch—Analyst

Okay, perfect. Is it possible to quantify the direct expense synergies? I mean clearly there is going to be some S&A duplication that can be lopped off. Any way to quantify that today?

Steve Bennett—Intuit—President and CEO

I think it’s a rounding error. I think you should — investors should not view that this is a big cost take out. I’m not sure there will be any cost. In the short term I think there will be any cost increase because of this acquisition. This is all about revenue growth, accelerating revenue growth. That’s where the value is going to be created here.

Greg Smith—Merrill Lynch—Analyst

Okay, very clear. Thank you.

Operator

John Kraft of D.A. Davidson.

John Kraft—D.A. Davidson—Analyst

Good morning and congratulations, Jeff. I guess congratulations to both of you guys.

Jeff Stiefler—Digital Insight—Chairman, President and CEO

Thank you, John.

John Kraft—D.A. Davidson—Analyst

Jeff, specifically as far as a bit of a background, did you approach Intuit? And will you have an opportunity to go shop around for a higher bid at some point?

Jeff Stiefler—Digital Insight—Chairman, President and CEO

The processes that led to us getting together has been evolving for a long time. I can assure you that it was a very comprehensive and thorough process and that we believe this is the best possible outcome for both companies. We will share details of that process with you when the proxy statement gets filed. But we are very comfortable that this transaction represents great value for not only both companies but the shareholders of both companies.

John Kraft—D.A. Davidson—Analyst

And, Steve, given that you have some significant market share in certain of your products, do you anticipate any regulatory issues to closure?

Steve Bennett—Intuit—President and CEO

No, absolutely not.

John Kraft—D.A. Davidson—Analyst

Okay. And just lastly for both I guess. You’re talking about a killer app for the business clients. And, Jeff, given the legacy Magnet solution that you have, that is a pretty robust product. Can you give us an example of some features that you think these businesses are lacking?

Jeff Stiefler—Digital Insight—Chairman, President and CEO

Well, it is more a matter of the interplay between features and markets that the impact of this new set of capabilities lies, I believe. Intuit has done as it typically does a remarkable job crawling into the heads of a segment of small businesses that it describes as small and simple. I think of a sole proprietor that manages both personal and business affairs online. The marriage of our capability to deliver information and transaction driven and recordkeeping capabilities to that sole proprietor with Intuit’s brilliance at creating solutions to make that individual better able to manage his or her financial life and to wrap it in a front-end delivery envelope that makes it extremely easy and simple to use is where the magic is. And it is that combination of attributes that neither of us has on our own but collectively we have together that we believe will create the breakthrough.

Steve Bennett—Intuit—President and CEO

John, let me build on Jeff’s thought and give you a couple of examples as we think about it. If you look at the way small businesses talk about things is money in and money out. Money in is things like estimating, invoicing, receiving payments, how much available to spend; money out is paying bills and suppliers, managing payroll and tracking expenses. If you went out and looked at the online banking functionality for a typical bank you would see that they have big gaps in some of these areas like estimating, invoicing, payroll, tracking expenses.

And so now online banking does do how much available to spend and some do receiving payments. So the combination of thinking end to end about all of the tasks that the small and simple businesses do and offering them an integrated solution where all of the workflows allow data to flow seamlessly between applications — the same way that we’re doing it with QuickBooks customers — is going to create real, real opportunities.

Remember these 15 million use pencil and paper, manual, high error rate and so there is a big opportunity here to give them a better solution by integrating online banking with the kind of great applications that we have. And hopefully that give you a little bit of the context about the tasks they do and the things that we can do conceptually that make up this killer app that Jeff is talking about.

John Kraft—D.A. Davidson—Analyst

Sure, and I appreciate that and I guess look forward to seeing what you guys can build out.

Steve Bennett—Intuit—President and CEO

Thanks. Stay tuned.

Operator

Glenn Greene of ThinkEquity Partners.

Glenn Greene—Thinkequity Partners—Analyst

Thank you. First of all congratulations everyone.

Steve Bennett—Intuit—President and CEO

Thanks Glenn.

Jeff Stiefler—Digital Insight—Chairman, President and CEO

Thanks Glenn.

Glenn Greene—Thinkequity Partners—Analyst

First question for Steve. I guess sort of a big picture, strategy picture for Intuit if you just sort of go back five, six years, you ran online insurance and online mortgage, you even had your own bill pay engine and you kind of exited those businesses. Kind of with this acquisition you are clearly going back in that direction. Was this a function of Digital Insight being a unique asset? You like the recurring revenue and the On-Demand model? Or is there sort of more to come here? What is kind of the big picture thinking with terms of this acquisition?

Steve Bennett—Intuit—President and CEO

Yes, actually I see this not as a moving back to where we were at all, Glenn. I see this as building a financial institutions business of which Intuit’s old businesses, direct to consumers content directly to consumers. I see this as building a financial institution business to help them solve better solve the needs of their customers which happened to be consumers and small businesses by combining what we do with what they do. I see it completely different. The end market happens to have some overlap but the strategy is dramatically different. This is all about a financial institutions business for Intuit not a online banking or online mortgage business.

Glenn Greene—Thinkequity Partners—Analyst

Okay. And then if I heard right it sounded like you were contemplating packaging Quicken with the Internet banking product. Did I hear that right? And if that is the case can you charge more for Digital Insight’s Internet banking service?

Steve Bennett—Intuit—President and CEO

I think there is a couple thoughts on this. One is Quicken has a lot of great functionality. Let me just give you an example. Most online banking sites that I’ve visited can tell you how much — what checks have cleared but they don’t tell you what bills are coming due, or they can’t help you look forward into managing your cash flow. And do I have the money available to pay the bills? Now that is something that Quicken has tools and wizards to do and have been very successful for the 15 million customers.

What if we unbundled Quicken, made it more modular and provided some of that functionality as a web service to be integrated with Digital Insight’s online banking capability for consumers? And then the question is, do you charge for it or do you drive more rapid adoption because the solution is better. I think those are the kind of things that we will test and figure out what works best. I think that is why I’m so excited. I think we can supercharge online banking growth with consumers by taking some of the applications that we have and marrying them in an integrated fashion with the Digital Insight online consumer online banking platform.

Same kind of concept with small business where we believe we can add payroll and payments and things like that, create more value for customers that we will then share with financial institutions and core processors. It’s all going to come down to can we build these killer apps that really extend the functionality and make it easier and better value for consumers? And we are quite optimistic that we are going to be able to do that. And that has really been our history and track record. This is just another game to apply the same thing and build a big financial institutions business.

Jeff Stiefler—Digital Insight—Chairman, President and CEO

Glenn, what I might add is if you think about the first wave of online banking, it was all about just creating basic functionality for consumers and small businesses so that they could use a new channel to make their financial lives a bit easier. The industry has grown up around that fundamental premise and it has served everybody quite well.

The next wave I believe will be all about a combination of functionality, usability, segmentation, personalization and the competition will be in part the financial institutions with each other but it will be in part the experience that end users have with other nonfinancial institution delivery of online services so that the consumer is increasingly beginning to compare the user experience they have with Amazon to the user experience they have with their local bank or credit union. And the organization that breaks that barrier I think is going to be the leader in the next generation. And that is what we hope this combination will allow us to do.

Glenn Greene—Thinkequity Partners—Analyst

Okay. And then one final question. Steve, if you could just talk about what you have sort of done to make sure that the Digital Insight management team stays on board?

Steve Bennett —Intuit—President and CEO

I think this is a big part, Glenn, of the discussions with Jeff and team. And we would not have made the acquisition if we didn’t feel comfortable that the management team was coming along to help us achieve this dream that we share together.

Glenn Greene—Thinkequity Partners—Analyst

I mean, are there lock up agreements?

Steve Bennett—Intuit—President and CEO

We’ve got employment agreements for the key people at Digital Insight as part of the transaction.

Jeff Stiefler—Digital Insight—Chairman, President and CEO

Glenn, every one of our management team members and myself will come with this transaction because we want to be part of it. And we all have employment agreements.

Glenn Greene—Thinkequity Partners—Analyst

Okay, great. Thanks, Jeff.

Jeff Stiefler—Digital Insight—Chairman, President and CEO

But it will be 100%.

Glenn Greene—Thinkequity Partners—Analyst

Okay.

Operator

Nik Fisken of Stephens Incorporated.

Nik Fisken—Stephens Inc.—Analyst

Good morning everybody. Congrats to the especially to the Digital Insight team. As you guys look at the market to the end users to drive bill pay adoption, in what scenario would you guys want to own your own bill pay product?

Jeff Stiefler—Digital Insight—Chairman, President and CEO

This is Jeff. Just answering from my perspective, I don’t think we need to own our own bill pay product just as I didn’t think we needed to own it when I was just thinking about Digital Insight. We have great relationships with both Metavante and CheckFree. My guess is if we wanted to have a great relationship with other providers we could do that as well. I think there are lots of advantages for us to have that freedom of choice. It’s not intuitively obvious to me that the economics of owning that capability would be better. And I think the risks would be substantially higher.

So I’m not — Steve and I talked about it and I guess concluded that we’re going to continue to go down the path we’ve been going down at Digital Insight, which is be a user and not an owner.

Steve Bennett—Intuit—President and CEO

Yes, Nik, what I would say is that to second Jeff’s thoughts here, I think we at Intuit feel that it makes a lot of sense in some situations to be Switzerland, to be neutral. And I think this is one where we go into it with a mindset of being Switzerland is a much better way to approach the market and form strong partnerships as Jeff has today with the various bill pay companies.

Nik Fisken—Stephens Inc.—Analyst

And as we launch the new product, are we going to be a user and not a owner of all the bill pay parts of a transaction? Are you going to start to bring some things in-house like if you could look at the CSP portion of it?

Jeff Stiefler—Digital Insight—Chairman, President and CEO

I think we will have to see how it evolves over time. Where it makes sense to be an owner, we will be an honor. Where it makes sense to partner, we’ll partner. I think the history of DI is that we — we know how to do that and have done that well. This just gives us a bigger playing field on which to do it.

Nik Fisken—Stephens Inc.—Analyst

Thanks so much.

Operator

Heather Bellini of UBS.

Heather Bellini —UBS—Analyst

Thanks Steve. I was just wondering — I had a couple of questions. Is there a sense you can give us on the timing of when the killer app you are talking about the more of the maybe integration with QuickBooks and Quicken when that would be out?

And then I had a question on the financing of the deal, I guess for Kiran. You said it’s a combo of cash and debt. Can you give us an idea of the mix and what is going to be the gating factors on how you balance that?

Steve Bennett—Intuit—President and CEO

So the first thing, Heather, that target would be sometime next summer is roughly the time — about the same time (multiple speakers).

Heather Bellini—UBS—Analyst

Summer ‘07?

Steve Bennett—Intuit—President and CEO

Summer ‘07, roughly. About the same time that we’ll have our healthcare offering, our new healthcare offering in the market.

Heather Bellini—UBS—Analyst

And would that be an embedded — so would this be embedded within existing QuickBooks and Quicken so it would potentially drive a bigger upgrade?

Steve Bennett—Intuit—President and CEO

No, it would not be like Google in the fact that it is embedded at this stage. The new app is a web service. It’s on the Digital Insight platform so it will be bringing our content into the Digital Insight software as a service platform.

Heather Bellini—UBS—Analyst

And eventually though, could we see it built in?

Steve Bennett—Intuit—President and CEO

Yes. I think the answer to that is yes, speculating and I think that is part of the opportunities we’ve got to sort through in terms of what is the best way to deliver real value to customers. But I think the answer is yes if that creates value for both consumers and for small businesses. On the financing side, Kiran.

Kiran Patel—Intuit—CFO

I think, Heather, what is important today is to note that there are no financing contingencies for this transaction. With over $1 billion of cash on our balance sheet, and ability to borrow money we are very comfortable that this is not a gating factor at all. As we get closer to the closing date we will lay out more of the details and the exact mix of cash and debt.

Heather Bellini—UBS—Analyst

Right. But what — understand that obviously financing isn’t an issue. But what are your thoughts behind how you would balance it? What are the considerations for how you would balance the mix of cash and debt?

Steve Bennett—Intuit—President and CEO

I think the thing I would say is that look we’ve got a high-quality problem is we generate so much cash every year and we’ve been returning it to shareholders since May of 2001. I think this is a great way for us to put some debt on the balance sheet at a reasonable cost and get some leverage on our balance sheet to put cash to work to provide higher returns for shareholders.

So I think the details will all be based on what is the cost and — but I think it is safe to say we are going to be somewhat aggressive in leveraging the balance sheet but not at any since this is new for us, we’re still very interested in our credit rating. So that we will have — we want to have a strong credit rating. So I think it is credit rating versus debt on the balance sheet and we will find a sweet spot of that. Would you add thought to that in the next 60 days?

Kiran Patel—Intuit—CFO

No, that is right.

Heather Bellini—UBS—Analyst

That sounds great. I just wanted to make sure then this wouldn’t change the aggressiveness that you’ve been showing on buybacks would it?

Steve Bennett—Intuit—President and CEO

I think we still plan to do buybacks. Look, we’re going into our busy season and we’ll expect to generate 700, $800 million of cash in the next two quarters and we already have over $1 billion. And we’re talking about taking on in the neighborhood of $1 billion of debt. So when you just do that math it adds up to what — $2.8—$2.7 billion in cash; this is a $1.3 billion transaction. So we will still have plenty of cash. And as we’ve been doing for the last six years we will return excess cash to shareholders to create real value.

Heather Bellini—UBS—Analyst

Great. Just wanted to make sure. Thank you.

Operator

Wayne Johnson of Raymond James.

Wayne Johnson—Raymond James—Analyst

Good morning. Could you remind us what Intuit is using for electronic bill presentment and payment processing capability prior to this announcement?

Steve Bennett—Intuit—President and CEO

For our Quicken business?

Wayne Johnson—Raymond James—Analyst

Yes, for any of your services?

Steve Bennett—Intuit—President and CEO

Yes, I think we are using one of the third-party providers that Jeff talked about earlier. I believe our relationship was with Metavante.

Wayne Johnson—Raymond James—Analyst

Okay. And does Intuit have any credit card processing capability?

Steve Bennett—Intuit—President and CEO

No, we outsource that to — we have private label credit card arrangements for both Quicken and QuickBooks.

Wayne Johnson—Raymond James—Analyst

Okay, great. Congratulations on the announcement. Thank you very much.

Steve Bennett—Intuit—President and CEO

Tanks Wayne.

Operator

Ladies and gentlemen, I’m not showing any further questions. Would you like to proceed with any further remarks?

Steve Bennett—Intuit—President and CEO

Well, we are glad we got this done before the market opens on the East Coast, 6:25 on the West Coast. Just wanted to thank everybody for joining us. Thanks for the good questions. We’re excited about this opportunity and we look forward to talking more about it as we move toward close which we would expect to happen in the next 60 to 90 days. So stay tuned for the next chapter and thanks for joining us today.

Operator

Thank you. Ladies and gentlemen, thank you for participating in today’s conference call. This concludes the call. You may all disconnect.

Cautions About Forward-Looking Statements

This presentation includes “forward-looking statements” which are subject to safe harbors created under the U.S. federal securities laws. All statements included in this presentation that address activities, events or developments that Intuit and Digital Insight expect, believe or anticipate will or may occur in the future are forward looking statements, including: statements about the potential benefits of the proposed transaction to Intuit, including the ability to address new markets, offer new solutions, and increase revenue growth rates; the potential benefits of the proposed acquisition to financial institutions and their customers and to small businesses; the expected opportunities and results of the business in the future; the expected closing of the proposed transaction; the expected financial impact of the transaction on Intuit; and Intuit’s plans for financing the transaction. All forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include: the risk that the transaction is not consummated or is not consummated within the expected timeframe; the risk that the expected benefits of the proposed acquisition are not realized; the risk that disruption from the transaction may make it more difficult to maintain relationships with customers, employees, partners or suppliers; the risk that future products and services may not be successful or achieve broad market acceptance; and the risk that Intuit will not be able to successfully integrate Digital Insight’s market opportunities, technology, personnel and operations and achieve planned synergies. For information regarding other related risks, see discussion of risks and other factors in documents filed by Intuit and Digital Insight with the Securities and Exchange Commission (SEC) from time to time, including Digital Insight’s Annual Report on Form 10-K for the year ended December 31, 2005 and report on Form 10-Q for the quarter ended September 30, 2006 as well as Intuit’s Form 10-K for the year ended July 31, 2006. Forward-looking statements represent the judgment of the management of Intuit and Digital Insight as of the date of this release, and Intuit and Digital Insight disclaim any intent or obligation to update any forward-looking statements.

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Digital Insight intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF DIGITAL INSIGHT ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY DIGITAL INSIGHT WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by Digital Insight with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Digital Insight may obtain free copies of the documents filed with the SEC by contacting Digital Insight’s Investor Relations at 26025 Mureau Road, Calabasas, California 91302, Telephone: (818) 878-6615. You may also read and copy any reports, statements and other information filed by Digital Insight with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C.

20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Digital Insight and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight stockholders in favor of the proposed transaction. Certain executive officers and directors of Digital Insight have interests in the transaction that may differ from the interests of stockholders generally, including without limitation acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

In addition, Intuit and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Digital Insight’s stockholders in favor of the approval of the proposed transaction. Information concerning Intuit’s directors and executive officers is set forth in Intuit’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on November 3, 2006, and annual report on Form 10-K filed with the SEC on September 15, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intuit’s Investor Relations Website at http://www.intuit.com/about_intuit/investors.